ARMOUR RESIDENTIAL REIT, INC. EXPANDS BOARD WITH APPOINTMENT
OF Z. JAMIE BEHAR AS INDEPENDENT DIRECTOR

VERO BEACH, Florida–July 24, 2019 –ARMOUR Residential REIT, Inc. (NYSE: ARR, ARR-PACL and ARR-PB) (“ARMOUR” or the “Company”) today announced that the Board of Directors of the Company (the “Board”) has appointed Ms. Z. Jamie Behar as an independent member of the Board, effective immediately. Ms. Behar has also been appointed as a member of the Audit Committee, effective immediately. The addition of Ms. Behar to the Board increases the size of the Board from nine members to ten members, six members of whom are now independent under the corporate governance listing standards of the New York Stock Exchange (“NYSE”).

Ms. Behar was Managing Director, Real Estate & Alternative Investments, for GM Investment Management Corporation (“GMIMCo”) from October 2005 through 2015. Ms. Behar was responsible for the management of approximately $12 billion at peak portfolio value in real estate, energy and timber investments on behalf of both General Motors Company and other unaffiliated clients. The portfolio encompassed a broad spectrum of investments, including direct property holdings, partnerships, mortgages and a directly managed publicly traded real estate securities portfolio, across property markets worldwide. She was a member of the Board of Directors, the Investment Management Committee, the Private Equity Investment Approval Committee and the Risk Management Committee of GMIMCo.

Ms. Behar has served on the Board of Directors of Sunstone Hotel Investors, Inc. (NYSE: SHO), a publicly listed hotel company with assets located across the U.S., since the company’s IPO in October 2004. She is Chair of the Nominating and Corporate Governance Committee and is a member of the Audit Committee of the Board of Directors. Ms. Behar joined the Board of Directors of Shurgard Self-Storage SA (EBR: SHUR), a publicly listed real estate company that owns and operates self-storage facilities located throughout Europe, upon its IPO in October 2018. She is Chair of the Real Estate Investment Committee and a member of the Audit Committee of the Board of Directors. Since January 2018, Ms. Behar has also served on the Board of Directors of the Broadstone Real Estate Access Fund (NYSE: BDREX), a registered closed-end interval fund that invests in both private market real estate and publicly traded real estate securities. She is Chair of the Nominating & Corporate Governance Committee of the Board of Directors. Ms. Behar is a member of the Real Estate Investment Advisory Council of the National Association of Real Estate Investment Trusts (“Nareit”).

From April 2017 through December 2018, Ms. Behar was a member of the Board of Directors and the Audit and Corporate Governance and Nominating Committees of the Board of Directors, of Forest City Realty Trust (NYSE: FCEA), a publicly listed real estate company that focused on acquiring, developing and managing mixed-use office and multi-family assets located across the U.S., until its take-private sale in December 2018. From December 2015 through October 2018, Ms. Behar was a member of the Board of Directors and the Audit and Investment Committees of the Board of Directors, of Gramercy Property Trust (NYSE: GPT), a publicly listed real estate company which specialized in acquiring and managing net-leased industrial and office properties located in the U.S. and Europe until its take-private sale in October 2018. Ms. Behar was a member of the Boards of Directors of Desarrolladora Homex SAB de CV, a publicly listed home development company located in Mexico, and of Hospitality Europe, B.V., a private pan-European hotel company. Ms. Behar is the past Chair of the Board of Directors of the Pension Real Estate Association.

Ms. Behar holds a B.S.E. (magna cum laude) from The Wharton School, University of Pennsylvania, an M.B.A. from Columbia University Graduate School of Business, and the Chartered Financial Analyst (CFA) designation. In December 2018, Ms. Behar was the recipient of Nareit’s E. Lawrence Miller Industry Achievement Award for her contributions to the REIT industry.

Ms. Behar will stand for election to the Board at the Company’s 2020 Annual Meeting of Stockholders for a term lasting until the Company’s 2021 annual meeting of stockholders.

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ARMOUR Residential REIT, Inc. Expands Board With Appointment of Z. Jamie Behar As Independent Director

July 24, 2019

About ARMOUR Residential REIT, Inc.
ARMOUR invests primarily in fixed rate residential, adjustable rate and hybrid adjustable rate residential mortgage-backed securities issued or guaranteed by U.S. Government-sponsored enterprises (“GSEs”), or guaranteed by the Government National Mortgage Association. In addition, ARMOUR invests in other securities backed by residential mortgages for which the payment of principal and interest is not guaranteed by a GSE or government agency. ARMOUR is externally managed and advised by ARMOUR Capital Management LP, an investment advisor registered with the Securities and Exchange Commission (“SEC”).

Safe Harbor
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. The Company disclaims any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

Additional Information and Where to Find It
Investors, security holders and other interested persons may find additional information regarding the Company at the SEC’s internet site at www.sec.gov, or the Company website at www.armourreit.com, or by directing requests to: ARMOUR Residential REIT, Inc., 3001 Ocean Drive, Suite 201, Vero Beach, Florida 32963, Attention: Investor Relations.
Investor Contact:
James R. Mountain
Chief Financial Officer
ARMOUR Residential REIT, Inc.
(772) 617-4340

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